CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-124761 on Form N-1A of our report dated February 25, 2011, relating to the financial statements and financial highlights of Wintergreen Fund, Inc. appearing in the Annual Report on Form N-CSR of Wintergreen Fund, Inc. for the year ended December 31, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Philadelphia, Pennsylvania

April 27, 2011